Exhibit 99.1

PTGi Announces a Special Dividend of $2.50 per Common Share

•	Completes 10% Note Exchange with Indenture Amendments

•	Restricted Payments Basket of $50M

•	All Note Holder Litigation is Dismissed

MCLEAN, VA – (MARKET WIRE) – November 14, 2012 – Primus Telecommunications Group, Incorporated (“PTGi”) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that its wholly-owned subsidiary Primus Telecommunications Holding, Inc. (“PTHI”) has completed the exchange of $79,702,709 aggregate principal amount of its 10.00% Senior Secured Notes due 2017 (the “10% Notes”) for $86,875,955 aggregate principal amount of its newly-issued 10.00% Senior Secured Exchange Notes due 2017 (the “10% Exchange Notes”), together with accrued but unpaid interest on the exchanged 10% Notes for the period from October 15, 2012 to the exchange date. The terms of the 10% Exchange Notes are substantially similar to those governing the 10% Notes, except that the applicable redemption price of the 10% Exchange Notes is at all times 100.00% of principal amount plus accrued and unpaid interest.

In connection with the exchange, PTHI amended the indenture that governs the 10% Notes and 10% Exchange Notes to reinstate substantially all of the events of default, restrictive and reporting covenants and related provisions and definitions of the indenture that were eliminated by the September 17, 2012 amendment of the indenture, with certain amendments thereto to establish a new $50,000,000 restricted payment basket and to permit the incurrence of certain additional parity lien debt. Also in connection with the exchange, the plaintiffs in the case Whitebox Advisors, LLC and River Ridge Master Fund, Ltd. v. Primus Telecommunications Holding, Inc. have dismissed the case.

PTGi also announced that its Board of Directors has approved a special cash dividend of $2.50 per share on all issued and outstanding PTGi common stock. The special cash dividend will be paid on December 11, 2012 to holders of record of PTGi common stock as of November 27, 2012.

“We are pleased that we were able to expeditiously resolve this matter with our Note holders. Now we have flexibility under our indenture, and our Board has declared a $2.50 special cash dividend to our shareholders,” said PTGi’s Chairman, President & CEO, Peter Aquino.

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, colocation, hosting, and outsourced managed services to business and residential customers in the United States and Canada. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Cautionary Statement Regarding Forward Looking Statements

This press release contains or incorporates a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,”

“may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance, results, or the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) continuing uncertain global economic conditions; (ii) significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including our pricing policies; (iii) uncertainties from our announcement of our exploration and evaluation of strategic alternatives that may enhance shareholder value or our ability to complete any transactions arising out of that evaluation, including the pursuit of a divestiture of the International Carrier Services business unit ; (iv) our possible inability to generate sufficient liquidity, margins, earnings per share, cash flow and working capital; (v) our ability to attract and retain customers; (vi) our expectations regarding increased competition, pricing pressures and declining usage patterns in our traditional products; (vii) the effectiveness and profitability of our growth products and bundled service offerings, the pace and cost of customer migration onto our networks, and the successful network platform migration to reduce costs and increase efficiencies; (viii) volatility in the volume and mix of trading activity on the Arbinet Exchange; (ix) strengthening of the U.S. dollar against foreign currencies, which may reduce the amount of U.S. dollars generated from foreign operating subsidiaries and adversely affect our ability to service our significant debt obligations and pay corporate expenses; (x) our compliance with complex laws and regulations in the U.S. and internationally; (xi) further changes in the telecommunications industry or the Internet industry, including rapid technological, regulatory and pricing changes in our principal markets; (xii) our liquidity and possible inability to service our substantial indebtedness; (xiii) an occurrence of a default or event of default under our indentures; (xiv) our expectations regarding the timing, extent and effectiveness of our cost reduction initiatives and management’s ability to moderate or control discretionary spending; (xv) management’s plans, goals, forecasts, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, synergies, asset dispositions, fixed asset and goodwill impairment charges, tax and withholding expense, selling, general and administrative expenses, product plans, performance and results; (xvi) management’s assessment of market factors and competitive developments, including pricing actions and regulatory rulings; (xvii) our possible inability to raise additional capital when needed, on attractive terms, or at all; and (xviii) our possible inability to hire and retain qualified executive management, sales, technical and other personnel. Many of these factors and risks are more fully described in our annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through our website at www.ptgi.com. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio

212-838-3777

ccapaccio@lhai.com